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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO
                        FILED PURSUANT TO RULE 13d-2(b)

                            Switchboard Incorporated

                                (Name of Issuer)

                     Common Stock, $.01 par value per share

                         (Title of Class of Securities)

                                  871045 10 0

                                 (CUSIP Number)

                               December 31, 2000

            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [_]     Rule 13d-1(b)

             [_]     Rule 13d-1(c)

             [X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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  CUSIP No. 871045 10 0                                        Page 2 of 5 Pages

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITLES ONLY)

      ePresence Securities Corporation

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
      Not Applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Massachusetts
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          9,802,421 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             0 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          9,802,421 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      9,802,421 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      38.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      CO
------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

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  CUSIP No. 871045 10 0                                        Page 3 of 5 Pages

Item 1(a).  Name of Issuer:
---------   --------------

            Switchboard Incorporated

Item 1(b).  Address of Issuer's Principal Executive Offices:
---------   -----------------------------------------------

            120 Flanders Road
            Westboro, Massachusetts 01581

Item 2(a).  Name of Person Filing:
---------   ---------------------

            ePresence Securities Corporation ("ESC").

Item 2(b).  Address of Principal Business Office or, if None, Residence:
---------   -----------------------------------------------------------

            120 Flanders Road
            Westboro, Massachusetts 01581

Item 2(c).  Citizenship:
---------   -----------

            ESC is a Massachusetts corporation.

Item 2(d).  Title of Class of Securities:
            -----------------------------
            Common Stock, $.01 par value per share ("Common Stock").

Item 2(e).  CUSIP Number:
---------   ------------
            CUSIP No. 871045 10 0
                      -----------

Item 3.     If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
------      --------------------------------------------------------------------
            (c), check whether the Person Filing is a:
            -----------------------------------------

            Not Applicable
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  CUSIP No. 871045 10 0                                        Page 4 of 5 Pages

Item 4.    Ownership.
------     ---------

 (a)     Amount Beneficially Owned:                                  9,802,421
 (b)     Percent of Class:                                             38.2%
 (c)     Number of Shares as to Which Such Person Has:
   (i)   Sole power to vote or to direct the vote:                   9,802,421
   (ii)  Shared power to vote or to direct the vote:                     0
   (iii) Sole power to dispose or to direct the disposition of:      9,802,421
   (iv)  Shared power to dispose or to direct the disposition of:        0

         ESC and its executive officers and directors have the sole power to vote and dispose of the shares. ESC is a wholly-owned subsidiary of ePresence, Inc. ("ePresence"). ePresence may be deemed to beneficially own the shares owned by ESC for purposes of this Schedule 13G, pursuant to the description of beneficial ownership set forth in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). However, the filing of this Schedule 13G shall not be construed as an admission that ePresence is, for the purposes of
Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by this Schedule 13G and ePresence disclaims beneficial ownership of the shares for all other purposes. ESC disclaims the existence of a group between itself and ePresence for purposes of this Schedule 13G.

Item 5.    Ownership of Five Percent or Less of a Class.
------     --------------------------------------------

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following: [ ]

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.
------     ---------------------------------------------------------------

           Not Applicable

Item 7.    Identification and Classification of the Subsidiary Which Acquired
------     ------------------------------------------------------------------
           the Security Being Reported on by the Parent Holding Company or
           ---------------------------------------------------------------
           Control Person.
           --------------

           Not Applicable

Item 8.    Identification and Classification of Members of the Group.
------     ---------------------------------------------------------

           Not Applicable

Item 9.    Notice of Dissolution of Group.
------     ------------------------------

           Not Applicable

Item 10.   Certifications.
-------    --------------

           Not Applicable
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  CUSIP No. 871045 10 0                                        Page 5 of 5 Pages

                                   SIGNATURES

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2001                   ePRESENCE SECURITIES CORPORATION

                                          By:   /s/ Richard M. Spaulding
                                               ------------------------------
                                               Name: Richard M. Spaulding
                                               Title: Treasurer